EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts Investors: Calvin Boyd (248) 433-4527 email: calvin.boyd@pulte.com Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
•	Net Loss of $2.01 Per Share, Including $749 Million in Impairments and Land-Related Charges, and $40 Million of Restructuring Charges
•	Q2 Closings were 5,938 Homes, a Decline of 40%; Average Sales Price Per Home Decreased 4% to $320,000
•	Contract Backlog Valued at $5.2 Billion, Representing 14,928 Homes
•	Q2 2007 Debt-to-Capitalization Ratio 37.9%
•	Company Provides Third Quarter 2007 Guidance
     Bloomfield Hills, MI, July 25, 2007 – Pulte Homes (NYSE: PHM) announced today financial results for its second quarter and six months ended June 30, 2007. For the quarter, the Company reported a loss from continuing operations of $507.6 million, or $2.01 per share, including impairments, land-related charges and restructuring charges. This compared with $243.9 million of income from continuing operations for the prior year second quarter, or $0.94 per diluted share. Consolidated revenues for the quarter were $2.0 billion, a decline of 40% from prior year revenues of $3.4 billion.
     “As reported in our preliminary release last week, the homebuilding industry continues to face an extremely difficult environment that includes record existing and new home inventory levels, intense price competition and weak consumer sentiment for housing,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Pulte continues to focus on reducing its land and speculative home portfolio, and properly adjusting overhead spending to put us in the best position to navigate through this continued severe downturn.”

Second Quarter Results
     Revenues from homebuilding settlements in the second quarter decreased 42% to $1.9 billion compared with $3.3 billion last year. The change in revenue for the quarter reflects a 40% decrease in closings to 5,938 homes, and a 4% decrease in average selling price to $320,000.
     Second quarter homebuilding pre-tax loss was approximately $803.2 million, compared with prior year pre-tax income of $380.8 million. The pre-tax loss for the period reflects a decline in gross margins to -18.6% from 21.1% in the prior year quarter, combined with an increase in SG&A as a percentage of home sale revenues to 15.5% compared with 8.0% for the same period last year. Homebuilding pre-tax loss for the second quarter of 2007 is inclusive of approximately $749.4 million of pre-tax charges, or $1.87 per share on an after-tax basis, resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue. Pulte Homes also recorded a pre-tax restructuring charge of approximately $40 million during the quarter, or $0.10 per share on an after-tax basis, related to the restructuring plan announced by the Company on May 29, 2007.
     Net new home orders for the second quarter were 7,532 homes, valued at $2.4 billion, which represents declines of 20% and 22%, respectively, from prior year second quarter results. Pulte Homes’ ending backlog as of June 30, 2007 was valued at $5.2 billion (14,928 homes), compared with a value of $6.9 billion (19,516 homes) at the end of last year’s second quarter. At the end of the second quarter 2007, the Company’s debt-to-capitalization ratio was 37.9%.
     The Company’s financial services operations reported pre-tax income of $6.6 million for the second quarter 2007 compared with $15.1 million of pre-tax income for the prior year’s quarter. The decrease in second quarter 2007 pre-tax income was primarily due to a 44% decline in mortgage loans originated during the quarter compared with the prior year’s quarter. The mortgage capture rate for the quarter was approximately 93%, compared with 91% for the same quarter last year.
Six Month Results
     For the six months ended June 30, 2007, Pulte Homes’ loss from continuing operations was $593.2 million, or $2.35 per share, compared with prior year income from continuing operations of $506.5 million, or $1.95 per diluted share. Consolidated revenues for the period were $3.9 billion, down from $6.3 billion for the first six months of last year.
     Revenues from homebuilding settlements for the period were $3.7 billion, down 40% from the prior year. Lower revenues for the period resulted from a 3% decrease in average selling price to $325,000, combined with a 39% decrease in the number of homes closed to 11,358.
     Homebuilding pre-tax loss for the period was approximately $951.6 million, compared with pre-tax income of $758.4 million for the prior year period. The pre-tax loss for the period reflects a decline in gross margins to -4.3% from 22.0% in the prior year period, combined with an increase in SG&A as a percentage of home sale revenues to 15.6% compared with 8.9% for the same period last year. Homebuilding pre-tax loss for the first six months of 2007 is inclusive of approximately $881.5 million of pre-tax charges, or $2.19 per share on an after-tax basis, resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue. The pre-tax loss for the period also included the second quarter restructuring plan charge previously mentioned.
     For the first six months of 2007, Pulte’s financial services operations reported pre-tax income of $19.8 million, compared with $64.4 million in the prior year. The prior year results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company. In addition, lower loan originations for the six-month period, down 41% to 10,458 mortgages, also contributed to the decline.
Third Quarter 2007 Guidance
     “In part due to our relatively strong backlog position, combined with lower overhead spending going forward, for the third quarter of 2007 we are projecting income from continuing operations in the range from $0.10 to $0.20 per diluted share, exclusive of any additional impairments or land-related charges,” said Dugas. “Due to the lack of longer-term earnings visibility and the difficult market conditions that persist, we are not at this time providing guidance for any period beyond the third quarter of this year.”
     A conference call discussing Pulte Homes’ second quarter results will be held Thursday, July 26, 2007 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Michigan, is a FORTUNE 200 company with operations in 51 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the Company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,993,498	$3,318,055	$3,823,406	$6,232,807
Financial Services	27,362	40,467	66,943	85,324
Other non-operating	386	445	2,330	3,412

Total Revenues	$2,021,246	$3,358,967	$3,892,679	$6,321,543

Pre-tax income (loss):
Homebuilding	$(803,191)	$380,822	$(951,577)	$758,405
Financial Services	6,568	15,056	19,763	64,400
Other non-operating	(9,986)	(8,153)	(17,343)	(17,536)

Income (loss) from continuing operations before income taxes	(806,609)	387,725	(949,157)	805,269

Income taxes (benefit)	(299,058)	143,873	(355,934)	298,772

Income (loss) from continuing operations	(507,551)	243,852	(593,223)	506,497

(Loss) from discontinued operations	—	(833)	—	(833)

Net income (loss)	$(507,551)	$243,019	$(593,223)	$505,664

EARNINGS PER SHARE - ASSUMING DILUTION:

Income (loss) from continuing operations	$(2.01)	$0.94	$(2.35)	$1.95
(Loss) from discontinued operations	—	—	—	—

Net income (loss)	$(2.01)	$0.94	$(2.35)	$1.95

Shares used in per share calculations	252,093	258,947	252,006	259,852

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	June 30,	December 31,	June 30,
	2007	2006	2006
	(Unaudited)		(Unaudited)

ASSETS
Cash and equivalents	$74,652	$551,292	$104,459
Unfunded settlements	37,170	72,597	54,794
House and land inventory	9,088,899	9,374,335	10,676,352
Land held for sale	389,582	465,823	397,818
Land, not owned, under option agreements	34,848	43,609	61,526
Residential mortgage loans available-for-sale	380,555	871,350	521,508
Investments in unconsolidated entities	165,217	150,685	222,228
Goodwill	375,677	375,677	377,040
Intangible assets, net	114,829	118,954	123,079
Other assets	850,010	982,034	1,084,889
Deferred income tax assets	551,404	170,518	—

	$12,062,843	$13,176,874	$13,623,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,997,353	$2,180,592	$2,519,118
Unsecured short-term borrowings	173,000	—	614,500
Collateralized short-term debt, recourse solely to applicable subsidiary assets	333,071	814,707	477,028
Income taxes	111,718	66,267	81,721
Deferred income tax liability	—	—	9,479
Senior notes	3,477,534	3,537,947	3,537,237

Total Liabilities	6,092,676	6,599,513	7,239,083

Shareholders’ Equity	5,970,167	6,577,361	6,384,610

	$12,062,843	$13,176,874	$13,623,693

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
HOMEBUILDING:
Home sales (settlements)	$1,901,825	$3,304,960	$3,691,107	$6,193,794
Land sales	91,673	13,095	132,299	39,013

Homebuilding Revenues	$1,993,498	$3,318,055	$3,823,406	$6,232,807

Home cost of sales	(2,254,881)	(2,608,042)	(3,849,352)	(4,834,008)
Land cost of sales	(118,618)	(32,461)	(174,980)	(53,604)
Selling, general & administrative expense	(295,213)	(265,404)	(576,866)	(550,153)
Other income (expense), net	(127,977)	(31,326)	(173,785)	(36,637)

Pre-tax income (loss)	$(803,191)	$380,822	$(951,577)	$758,405

FINANCIAL SERVICES:
Pre-tax income	$6,568	$15,056	$19,763	$64,400

OTHER NON-OPERATING:
Pre-tax loss:
Net interest income (expense)	$(552)	$1,569	$402	$2,659
Other expense, net	(9,434)	(9,722)	(17,745)	(20,195)

Total Other non-operating	$(9,986)	$(8,153)	$(17,343)	$(17,536)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Homebuilding Settlement Revenues	$1,901,825	$3,304,960	$3,691,107	$6,193,794

Unit settlements:
Northeast	533	819	904	1,535
Southeast	1,024	1,129	1,779	2,004
Florida	859	1,889	1,886	3,518
Midwest	594	917	1,040	1,666
Central	631	1,327	1,361	2,462
Southwest	1,636	2,656	3,135	4,913
California	661	1,142	1,253	2,383

	5,938	9,879	11,358	18,481

Average selling price	$320	$335	$325	$335

Unit net new orders:
Northeast	856	790	1,560	1,518
Southeast	1,018	1,523	2,024	3,096
Florida	1,074	1,112	2,596	2,914
Midwest	895	1,020	1,654	2,231
Central	808	1,433	1,497	2,828
Southwest	2,106	2,627	4,769	5,352
California	775	950	1,931	2,241

	7,532	9,455	16,031	20,180

Net new orders – dollars:	$2,427,000	$3,121,000	$5,339,000	$6,804,000

Unit backlog:
Northeast			1,573	1,576
Southeast			1,953	2,672
Florida			1,922	3,481
Midwest			1,813	1,848
Central			1,304	2,084
Southwest			4,505	5,698
California			1,858	2,157

			14,928	19,516

Dollars in backlog			$5,227,000	$6,911,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
MORTGAGE ORIGINATIONS:
Origination volume	5,300	9,498	10,458	17,589

Origination principal	$1,176,700	$2,022,600	$2,319,700	$3,766,800

Capture rate percentage	92.6%	91.0%	92.8%	90.2%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest expense (income):
Homebuilding (included in home cost of sales)	$96,422	$55,899	$144,380	$97,068
Financial Services	3,616	4,846	8,234	10,147
Other non-operating	938	(1,124)	1,928	753

Total interest expense	$100,976	$59,621	$154,542	$107,968

Depreciation & amortization	$21,613	$19,624	$43,273	$37,987